Exhibit 99.1

For Immediate Release

United Therapeutics to Acquire Miromatrix Medical

SILVER SPRING, Md., RESEARCH TRIANGLE PARK, N.C., and EDEN PRAIRIE, Minn., October 30, 2023 -- United Therapeutics Corporation (Nasdaq: UTHR) and Miromatrix Medical Inc. (Nasdaq: MIRO) announced today a definitive agreement for United Therapeutics to acquire Miromatrix.

Miromatrix is a life sciences company focused on the development of bioengineered organs composed of human cells. United Therapeutics is a biotechnology company with six FDA-approved therapies to address rare, life-threatening conditions, and a pipeline that includes four ongoing registration-phase studies. The acquisition of Miromatrix will expand United Therapeutics’ existing complementary platform of organ manufacturing programs, which include ex-vivo lung perfusion, xenotransplantation, 3-D bioprinting, and regenerative medicine approaches with the objective of creating an unlimited supply of tolerable, transplantable organs.

“At United Therapeutics, we are determined to rectify the severe shortage of transplantable organs,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “We expect that Miromatrix will help us in this mission, bringing a number of new approaches, highly-skilled personnel, and state of the art facilities as additional shots on goal to complement our existing organ manufacturing programs.”

“United Therapeutics’ dedication to solving the chronic shortage of transplantable organs is a vision we share at Miromatrix,” said Jeff Ross, Ph.D., Chief Executive Officer of Miromatrix. “This transaction provides our shareholders with a substantial premium and allows them to participate in the potential upside of our combination, while accelerating the development of our pipeline as we strive to make bioengineered organs a reality for the many patients in need.”

Terms of the Agreement

United Therapeutics will commence a tender offer to acquire all outstanding shares of Miromatrix for a purchase price of $3.25 per share in cash at closing (an aggregate of approximately $91 million) and an additional $1.75 per share in cash upon the achievement of a clinical development milestone related to Miromatrix’s development-stage, fully-implantable manufactured kidney product known as mirokidney™ by December 31, 2025.

This transaction is not subject to any financing condition and is expected to close in the fourth quarter of 2023, subject to customary closing conditions, including the tender of a majority of the outstanding shares of Miromatrix’s common stock. Following the successful closing of the tender offer, United Therapeutics will acquire any shares of Miromatrix that are not tendered in the tender offer through a second-step merger at the same consideration as paid in the tender offer.

The purchase price payable at closing represents a premium of approximately 170% to the 30-day volume-weighted average trading price of Miromatrix’s common stock ending on October 27, 2023, the last trading day before the announcement of the transaction. Miromatrix’s Board of Directors unanimously recommends that Miromatrix’s stockholders tender their shares in the tender offer.

For United Therapeutics, Gibson, Dunn & Crutcher LLP is acting as legal counsel. For Miromatrix, Piper Sandler is acting as lead financial advisor and Faegre Drinker Biddle & Reath LLP as legal counsel. Craig-Hallum Capital Group LLC also acted as financial advisor to Miromatrix.

About United Therapeutics

At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun; we do good. We are the first publicly traded biotech or pharmaceutical company to take the form of a public benefit corporation. Our public benefit purpose is to provide a brighter future for patients through the development of novel pharmaceutical therapies; and technologies that expand the availability of transplantable organs.

You can learn more about what it means to be a PBC here: unither.com/pbc.

About Miromatrix

Miromatrix Medical Inc. is a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients’ lives. Miromatrix Medical has developed a proprietary perfusion technology platform for bioengineering organs that it believes will efficiently scale to address the shortage of available human organs. Miromatrix Medical’s initial development focus is on human livers and kidneys. For more information, visit miromatrix.com.

MIROKIDNEY is a registered trademark of Miromatrix Medical, Inc.

ADDITIONAL INFORMATION REGARDING THE PROPOSED TRANSACTION

The tender offer described in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Miromatrix or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by United Therapeutics and Morpheus Subsidiary Inc. with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Miromatrix with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, IN EACH CASE, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/ Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the tender offer, at (877) 456-3463 (toll free) or by email at info@innisfreema.com. In addition, United Therapeutics and Miromatrix file annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by United Therapeutics may be obtained at no charge on United Therapeutics’ internet website at ir.unither.com or by contacting United Therapeutics at 1000 Spring Street, Silver Spring, MD 20910 or (301) 608-9292. Copies of the documents filed with the SEC by Miromatrix may be obtained at no charge on Miromatrix’s internet website at miromatrix.com or by contacting Miromatrix at 6455 Flying Cloud Drive, Suite 107, Eden Prairie, MN 55344 or (952) 942-6000.

Forward-looking Statements

United Therapeutics and Miromatrix are providing this information as of October 30, 2023 and undertake no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. Statements included in this press release that are not historical in nature are forward-looking statements, including, but not limited to, statements related to the timing of the consummation of the business combination transaction between United Therapeutics and Miromatrix (the “Transaction”); the potential financial upside of the Transaction; United Therapeutics’ research and development pipeline, including its plans to address the shortage of transplantable organs; United Therapeutics’ expectation that the Miromatrix acquisition will help enhance its ability to achieve its organ manufacturing goals; Miromatrix’s expectation that the Transaction will accelerate the development of its pipeline; United Therapeutics’ plan to innovate for the unmet medical needs of its patients and to benefit its other stakeholders, and its plan to provide a brighter future for patients through the development of novel pharmaceutical therapies and technologies that expand the availability of transplantable organs; and the ability of Miromatrix’s technology platform, whether prior to or following the consummation of the Transaction, to address the availability of organs for patients in need. Forward-looking statements are based on United Therapeutics or Miromatrix management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future events and results and are not statements of fact, actual events and results may differ materially from those projected depending on a number of factors affecting the Transaction and Miromatrix’s business. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect Miromatrix’s business and the price of Miromatrix common stock; the failure to satisfy the conditions to the consummation of the Transaction, including the tender of a majority of the outstanding shares of Miromatrix common stock; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the Transaction on Miromatrix’s business relationships, operating results, and business generally; risks that the proposed Transaction disrupts current plans and operations of Miromatrix or United Therapeutics and potential difficulties in Miromatrix employee retention as a result of the Transaction; risks related to diverting management’s attention from Miromatrix’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Miromatrix related to the merger agreement or the Transaction; the ability of United Therapeutics to successfully integrate Miromatrix’s operations and technology after the Transaction closes; future research and development results, including preclinical and clinical trial results; the timing or outcome of FDA approvals or actions, if any; and other risks and uncertainties, such as those described in periodic and other reports filed by United Therapeutics and Miromatrix with the Securities and Exchange Commission, including their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

For Further Information Contact:

United Therapeutics:

Dewey Steadman
Phone: (202) 919-4097
https://ir.unither.com/contact-uthr/

Miromatrix Investor Contact:

Greg Chodaczek
Phone: 347-620-7010
E-mail: ir@miromatrix.com

Miromatrix Media Contact:

Christina Campbell
Phone: 612-924-3793
christina@media-minefield.com

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